Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the  reference to our firm in the  Registration  Statement on Form
S-8 pertaining to the Stock Incentive Plan and Non-Employee Directors Stock Option Plan of iPayment, Inc. (the "Company") and to the incorporation by reference therein of our report dated February 21, 2003 (except as to Note 21, as to which the date is May 2, 2003), with respect to the consolidated financial statements and schedules of the Company for the year ended December 31, 2002, included in the Prospectus (File No. 333-101705) filed with the Securities and Exchange Commission on May 13, 2003.

/s/ Ernst & Young LLP

Los Angeles, California
June 26, 2003